Exhibit 21.1

Subsidiaries of the Registrant

Albireo Limited, a limited company registered in England and Wales

Albireo, Inc., a Delaware corporation

Albireo AB, a company registered in Sweden

Elobix AB, a company registered in Sweden

Biodel UK Limited, a company registered in England and Wales